EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING ON SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since the date of the most recent filing on Schedule 13D.  Such transactions involved the purchase of shares on the Nasdaq National Market System. The prices reported below reflect the weighted average purchase price of the shares of Common Stock purchased on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
10/25/20101	Purchase	$1.6793	101100
10/26/20102	Purchase	1.6924	40531
10/27/20103	Purchase	1.6595	63571
10/28/20104	Purchase	1.6389	209891
10/29/20105	Purchase	1.6037	151644
11/01/20106	Purchase	1.5821	73448
11/02/20107	Purchase	1.6018	28417
11/03/20108	Purchase	1.6279	178820

1 This transaction was executed in multiple trades at prices ranging from $1.66 - 1.73.
2 This transaction was executed in multiple trades at prices ranging from $1.66 - 1.70.
3 This transaction was executed in multiple trades at prices ranging from $1.64 - 1.70.
4 This transaction was executed in multiple trades at prices ranging from $1.63 - 1.66.
5 This transaction was executed in multiple trades at prices ranging from $1.59 - 1.62.
6 This transaction was executed in multiple trades at prices ranging from $1.56 - 1.60.
7 This transaction was executed in multiple trades at prices ranging from $1.60 - 1.62.
8 This transaction was executed in multiple trades at prices ranging from $1.59 - 1.75.